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                                                                   EXHIBIT 23.4

                       INDEPENDENT AUDITORS' CONSENT

We understand that Flextronics International Limited is planning to issue approximately 1.75 Million new shares by public offering. We hereby consent to the filing of the audited financial statements of Assembly & Automation (Electronics) Limited and its subsidiary companies for the 18 month period ended 31 December 1994 for the purposes of this share offering.

/s/ Coopers & Lybrand

Coopers & Lybrand
Cardiff, Wales
7 February 1997